Exhibit 10.1

AMENDMENT TO
TRANSITION AND SEPARATION AGREEMENT

This Amendment to the Transition and Separation Agreement (the “Amendment”) is made by and between Michael Szabados (“Employee” or “you”) and NetScout Systems, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, the Parties previously entered into a Transition and Separation Agreement (the “Original Agreement”) pursuant to which Employee transitioned to a position of “Senior Advisor” until June 30, 2026, unless earlier terminated pursuant to the terms contained herein;

WHEREAS, the Parties now wish to provide for Employee’s continuation as a non-employee advisor following the end of the Senior Advisor Period; and

WHEREAS, the Parties have read and understand the terms of this Amendment, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

THEREFORE, the Parties agree to amend the Original Agreement as follows:

1.
Post-Senior Advisor Period
(a)
Notwithstanding anything to the contrary in the Original Agreement, following the Senior Advisor Period, Employee will continue to serve as a non-employee advisor to the Company, until such time as all of his unvested RSUs are fully vested, or until such advisory relationship is terminated by either Employee or the Company for any reason at any time (the “Post Senior Advisor Period”). During the Post Senior Advisor Period, Employee will continue to vest in his time-based restricted stock units (“RSUs”) in accordance with the terms and conditions of the Company’s 2019 Equity Incentive Plan, as amended from time to time (the “2019 Plan”) and the applicable award agreements thereunder, and such service as an advisor during the Post Senior Advisor Period shall constitute Continuous Service (as defined in the 2019 Plan) for purposes of the vesting of such awards. During the Post Senior Advisor Period, Employee will not receive any further compensation or benefits under this Agreement, with the exception of the continued vesting of his RSUs, which vesting will cease upon the conclusion of the Post Senior Advisor Period. Notwithstanding the foregoing, if the Company terminates the Post Senior Advisor Period for any reason other than Cause (as defined in the 2019 Plan), then the vesting of all of your outstanding RSU awards will accelerate by 12 months in connection with such termination. For the avoidance of doubt, Employee shall not be entitled to any additional grants of any equity incentives under the 2019 Plan during the Post Senior Advisor Period.
(b)
All Employee obligations under the Original Agreement applicable to the Senior Advisor Period shall apply to the Post Senior Advisor Period, including the requirement that Employee continue to comply with all of the Company’s policies and procedures and with all of Employee’s statutory and contractual obligations to the Company.
(c)
In the event that a Change in Control (as defined in the 2019 Plan) is consummated while Employee is serving as an advisor during the Post Senior Advisor Period, Employee’s unvested RSUs will become vested simultaneously with the consummation of such Change in Control to the extent they are not otherwise accelerated under the terms of the 2019 Plan.
2.
Miscellaneous. This Amendment, together with the Original Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with regard to its subject matter. This Amendment may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Amendment is acceptable to you, please sign below and return the original to me no later than June 8, 2026.

Sincerely,

By: /s/Christopher Hill
Christopher Hill
Senior Vice President and CHRO

I have read, understand and agree fully to the foregoing Amendment:

By: /s/Michael Szabados
Michael Szabados

Date: 05/29/2026